Exhibit 99.1

VirnetX Triumphs in $440 Million Suit as Supreme Court Rejects Apple’s Appeal

ZEPHYR COVE, Nevada.,– February 24, 2020 – VirnetX™ Holding Corporation (NYSE AMERICAN: VHC), an Internet security software and technology company, announced today that the U.S. Supreme Court denied Apple’s petition for a writ of certiorari seeking review of the judgment of the U.S. Court of Appeals for the Federal Circuit in case 2018-1197.  The underlying judgment in the case awarded VirnetX a total of $439.8 million in damages, fees, and interest.
On October 16, 2017, Apple signed an agreement with VirnetX stipulating Apple agrees that, as provided in Exhibit A, Apple will pay any payments then due under the Judgment within 20 days of completion of any appeal from the Judgment in this matter, as well as any proceedings seeking relief from the Judgment before the Supreme Court of the United States, and any remand proceedings in the event the court of appeals or Supreme Court grants Apple relief from the Judgment, or within 20 days of the expiration of the times for initiating such appellate or Supreme Court proceedings.
“We are extremely pleased with the Supreme Court’s decision not to hear Apple’s writ of certiorari,” said Kendall Larsen, VirnetX CEO and President. “It has taken us 10 long years, 4 successful jury trials, 2 successful Appellate Court rulings and a favorable Supreme Court decision to get here.  We believe in the fairness of the American justice system and have respectfully played by its rules no matter how arduous.  We trust Apple will honor the decisions rendered by our courts and their esteemed judges and honor an agreement to abide by the court’s decision.”
“We are a small company with valuable security technology.  The inventors of that technology have senior level positions at VirnetX.  It has always been our objective to create our own products with our proprietary technology.  Unfortunately, when other companies are using your technology without permission, you must take action to protect that company asset,” continued Kendall Larsen.  “We have always believed that we were in the right with our court actions against Apple.  Four juries and countless judges agree.  We believe that our technology provides an important security feature in some Apple products especially the iPhone.  The jury award we received and confirmed by Federal judges, is less than a quarter of one percent of the cost of an iPhone.  We believe this amount is more than fair considering the importance of Internet security.”

About VirnetX

VirnetX Holding Corporation is an Internet security software and technology company with patented technology for secure communications including 4G LTE and 5G security. The Company’s software and technology solutions, including its secure domain name registry and Gabriel Connection Technology™, are designed to facilitate secure communications and to create a secure environment for real-time communication applications such as instant messaging, VoIP, smart phones, eReaders and video conferencing. The Company’s patent portfolio includes over 115 U.S. and international patents and over 50 pending applications. For more information, please visit www.virnetx.com

Forward Looking Statements
Statements in this press release that are not statements of historical or current fact, including statements regarding the strength of VirnetX’s intellectual property, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on expectations, estimates and projections about the markets in which the Company operates, management’s beliefs, and certain assumptions made by management and involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements, including but not limited to (1) the outcome of any legal proceedings that have been or may be initiated by the Company or that may be initiated against the Company;, including pending and future inter partes review proceedings in the Patent and Trademark Office (2) the ability to capitalize on the Company’s patent portfolio and generate licensing fees and revenues; (3) the ability of the Company to be successful in entering into licensing relationships with its targeted customers on commercially acceptable terms; (4) potential challenges to the validity of the Company’s patents underlying its licensing opportunities; (5) the ability of the Company to achieve widespread customer adoption of the Company’s Gabriel Communication Technology™ and its secure domain name registry; (6) the level of adoption of the 3GPP Series 33 security specifications; (7) whether or not the Company’s patents or patent applications may be determined to be or become essential to any standards or specifications in the 3GPP LTE, SAE project or otherwise; (8) the extent to which specifications relating to any of the Company’s patents or patent applications may be adopted as a final standard, if at all; and (9) the possibility that Company may be adversely affected by other economic, business, and/or competitive factors.  In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” or “plans” to be uncertain and forward-looking.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including those under the heading “Risk Factors” in Company’s Annual Report on Form 10-K filed on March 19, 2019 and Quarterly Report on Form 10-Q filed with the SEC on November 8, 2019. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.  Except as required by law, the Company is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

Contact:
Investor Relations
VirnetX Holding Corporation
775.548.1785
ir@virnetx.com